Exhibit4.25

Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as the “Agreement”) is entered into by and between the following two Parties in Hangzhou, Zhejiang Province on ___ ___, 2022:

Party A: Beijing Duoke Information Technology Co., Ltd.

Legal representative: Feng Dagang

Address: 5-6/F, Building A1, Junhao Central Park Plaza, No. 10, Chaoyang Park South Road, Chaoyang District, Beijing

Contact:

Phone:

E-mail:

Party B: Hangzhou Jialin Information Technology Co., Ltd.

Legal representative: Xiong Bin

Address: Room 1315, Building 2, Yuzhicheng Estate, Nanyuan Street, Yuhang District, Hangzhou, Zhejiang Province

Contact:

Phone:

E-mail:

Whereas,

1.Beijing Dianqier Creative Interactive Media Culture Co., Ltd. (hereinafter referred to as “Beijing Dianqier” or “Target Company”) is a limited liability company validly incorporated and legally existing under the laws of China, with the unified social credit identifier of 91110108MA00H3YM40, the registered address of Room 604-3, 6/F, Building 1, Courtyard 10, Chaoyang Park South Road, Chaoyang District, Beijing, and the registered capital of RMB71 million.

2.Party A is a limited liability company validly incorporated and legally existing under the laws of China, with the unified social credit identifier of 91110108MA00AH286Q and the registered address of Suit 3003, 3/F, No. 39 West Street, Haidian District, Beijing. Party A is the shareholder of Beijing Dianqier, directly holding 100% of the equity of Beijing Dianqier.

3.Party B is a limited liability company validly incorporated and legally existing under the laws of China, with the unified social credit identifier of 91330110MA2J03B65G, the

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registered address at Room 1315, Building 2, Yuzhicheng Estate, Nanyuan Street, Yuhang District, Hangzhou, Zhejiang Province, and the registered capital of RMB9,878,592

4.Party A and Party B together with other related parties have signed the “Capital Increase Subscription and Shareholders’ Agreement” (“Investment Agreement”) on___ ___, 2022, stipulating that Party A will acquire 7.273% of Party B’s equity by capital contribution with its equity in the Target Company, which is corresponding to RMB842,377 of Party B’s registered capital (hereinafter referred to as “Transaction of Party B’s Capital Increase”).

5.On the premise that the delivery conditions specified in the Transaction of Party B’s Capital Increase are all satisfied, Party A voluntarily transfers 100% equity of Beijing Dianqier to Party B according to the conditions and methods specified in this Agreement.

NOW THEREFORE, through friendly negotiation, Party A and Party B have reached a consensus on the above-mentioned equity transfer in accordance with the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant laws, regulations and normative documents, and have entered into this Agreement for the purpose of clarifying the rights and obligations of both Parties, which shall be binding upon both Parties.

I.	Definitions

Unless the context otherwise requires, the following terms used in this Agreement shall have the following meanings:

1.“China” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region;

2.“Party” or “either Party” means either Party A or Party B;

3.“Parties” means Party A and Party B collectively;

4.“Target Company” means Beijing Dianqier Creative Interactive Media Culture Co., Ltd. (“Beijing Dianqier”);

5.“Target Equity” means 100% equity of Beijing Dianqier that Party A intends to transfer to Party B;

6.“Equity Transfer” means that Party A transfers the Target Equity to Party B in accordance with the terms of this Agreement.

7.“Business Day” means any day other than Saturday, Sunday and statutory holidays;

8.“Delivery Date” means the date on which the business change registration of the Target Equity transfer under this Agreement is completed;

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9.“Effective Date” means the date on which the conditions set forth in Clause XI of this Agreement are fully satisfied;

10.“Taxes and Fees” means any and all applicable taxes (including but not limited to income tax, deed tax, stamp duty, business tax), fees and expenses (including but not limited to fees, expenses and actual costs for engaging any lawyer and/or accountant) levied by China’s tax authorities, industrial and commercial administrative departments, or governmental finance departments in accordance with relevant laws and regulations, or paid by the obligor to such organs.

II.Equity Transfer

1.	Shareholding structure of the Target Company before the Equity Transfer

As of the date when this Agreement is signed, the registered capital of the Target Company is RMB71 million, and the shareholders and equity structure of the Target Company are as follows:

Serial No.	Name of shareholder	Subscribed capital (RMB ten thousand yuan)	Shareholding proportion
1	Beijing Duoke Information Technology Co., Ltd.	7,100	100%

2.	Target Equity transfer

In accordance with the terms and conditions of this Agreement, Party A agrees to transfer the Target Equity and all the rights, powers and interests corresponding to the Target Equity (including ownership, profit sharing rights, director nomination rights, asset allocation rights, and voting rights in the Target Equity, and all rights, powers and interests that the shareholders shall enjoy in accordance with the Articles of Association of Beijing Dianqier and China’s laws and regulations) to Party B, and Party B agrees to accept the Target Equity.

3.	Shareholding structure of the Target Company after the Equity Transfer

The shareholders and shareholding structure of the Target Company after the Equity Transfer are as follows

Serial No.	Name of shareholder	Subscribed capital (RMB ten thousand yuan)	Shareholding proportion (%)
1	Hangzhou Jialin Information Technology Co., Ltd.	7,100	100%

III.Consideration for the Equity Transfer

The consideration for the Equity Transfer is the additional registered capital of  RMB842,377 which is issued by Party B to Party A in the capital increase transaction, corresponding to 7.273% of Party B’s equity after the Transaction of Party B’s Capital

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Increase. Both Parties acknowledge and confirm that Party B purchases 100% equity of the Target Company from Party A with the aforementioned additional registered capital as the consideration, and Party B does not need to pay any additional price for the Equity Transfer.

IV.Delivery of the Target Equity and Transfer of Rights and Obligations

1.Prerequisites for the delivery of the Target Equity

(1)

The Parties hereto have signed this Agreement in writing and completed all documentations of industrial and commercial administrative departments required for this Equity Transfer and the changes of directors, supervisors, managers and legal representative.

(2)

The Target Company has convened a shareholders’ meeting and made a resolution to agree to the Equity Transfer and other change matters, agree to sign the articles of association or amendments to the articles of association including the shareholding structure after the Equity Transfer, and agree that the rights and interests enjoyed by Party A under applicable laws, the articles of association, and all other contracts and documents signed with the Target Company and other shareholders of the Target Company shall be inherited by Party B.

(3)

Party B has obtained all internal approvals and external authorizations for the signing and performance of this Agreement. Party B’s signing of this Agreement and the acceptance of 100% equity of the Target Company does not violate the stipulations in any prior document entered into by Party B.

(4)

Party A and Party B have signed the Investment Agreement and other transaction documents related to the Transaction of Party B’s Capital Increase in which Party A makes capital contribution to Party B with all the equity of the Target Company based on the satisfaction of Party A, and the delivery conditions specified in the relevant transaction documents have been satisfied.

(5)

Party B confirms that other related parties have completed the payment of all the investment funds specified in the Investment Agreement in cash in accordance with the order specified in Article 3.1 of the Investment Agreement.

2.Delivery of the Target Equity

The Target Equity shall be delivered on the Delivery Date. Both Parties shall do their best to complete the delivery of the Target Equity within ten business days from the date when the prerequisites for the delivery of the Target Equity specified in this Agreement are satisfied.

3.Transfer of rights and obligations

(1)	The rights and obligations of the Target Equity shall be transferred from the Delivery Date.

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(2)

The rights and obligations, benefits, existing risks and responsibilities of the Target Equity and the Target Company before the Delivery Date shall be enjoyed and undertaken by Party A; unless otherwise expressly specified in this Agreement, since the Delivery Date, the rights and obligations, benefits, new risks and responsibilities of the Target Equity and the Target Company shall be enjoyed and undertaken by Party A.

(3)

Party A undertakes that, any loss (including but not limited to any compensation, repayment of any debt, payment of any Taxes or Fees, or payment of any other monies) which has actually incurred, is currently suffered or will potentially incur for the Target Company before the Delivery Date, in connection with any debt, dispute or lawsuit, third-party claim, government penalty or other liabilities, or arising from any debt before the Delivery Date or other above-mentioned liabilities shall be borne by Party A; the newly incurred debts or liabilities after the Delivery Date shall be borne by Party B.

(4)

If the Target Company or Party B receives any income generated before the Delivery Date, including but not limited to compensation, reimbursement, and expenses received due to pending litigation before the Delivery Date, Party B shall ensure that the Target Company will pay the relevant income to Party A.

V.Rights and Obligations of Both Parties

1.Party A is the actual holder of the Target Equity and has the right to sign this Agreement to dispose of the Target Equity.

2.Party B shall obtain the approval or consent of the internal organization necessary to complete the Target Equity transfer under this Agreement in accordance with applicable laws and binding contracts or agreements.

3.Both Parties shall promptly provide relevant documents and materials that shall be prepared by them, and provide all necessary assistance for the completion of the Target Equity transfer.

4.Both Parties shall urge the Target Company to handle the delivery of the Target Equity in a timely manner in accordance with the provisions of this Agreement.

5.If both Parties reach a consensus on handling the issues related to the liabilities and assets of the Target Company before the Delivery Date, including but not limited to financial, business and personnel-related settlement, disposal or divestiture, Party A shall take all necessary measures to cooperate with Party B to complete such settlement, disposal or divestiture within a reasonable time. Party A shall bear the relevant costs or losses, but such settlement, disposal or divestiture shall not affect the delivery progress.

VI.Party A’s Commitments, Representations and Warranties

1.Party A is legally incorporated and validly existing under the laws of China.

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2.Party A has the legal rights and has obtained all necessary authorizations and approvals to enter into and perform this Agreement.

3.Party A has the complete and effective right to dispose of the Target Equity and can legally transfer it to Party B.

4.All information and documents provided by Party A to Party B are complete, true, accurate and valid, without any false record.

5.Other than the matters disclosed by Party A, Party A undertakes that the Target Company is not subject to any external debts or guarantees before the Delivery Date.

6.Party A has not signed and will not sign any contract, agreement or other documents containing the provisions prohibiting or restricting the Equity Transfer.

7.Before the Delivery Date, Party A has the legal and valid right to operate the Target Company, and has legal and valid ownership or similar rights and interests in all the assets of the Target Company; other than the matters disclosed by Party A, the assets and business of the Target Company is not subject to any pledge, lien, mortgage, guarantee or other rights of any nature or claims of any third party; there are no third party authorizations or licenses related to the assets and business of the Target Company.

8.Party A confirms that the ownership of all the equity and assets of the Target Company is clear, and there is no legal obstacle to the transfer or registration of transfer of the Target Equity; other than the matters disclosed by Party A, there is no major legal defect in the Target Equity held by Party A before the Delivery Date and the assets and business of the Target Company.

9.Other than the matters disclosed by Party A, the assets and business of the Target Company before the Delivery Date are not involved in any ownership dispute, have no any case of seizures or detentions and have no any dispute, lawsuit, arbitration, dispute settlement proceeding or administrative decision or any other form of administrative or judicial enforcement on the assets and business of the Target Company imposed by any court, arbitration institution or government agency; and there are no any facts and/or circumstances of potential litigation, arbitration, dispute settlement proceedings or other legal proceedings that would materially affect the Target Company’s assets and business.

10.Party A undertakes and guarantees to complete all paid-in capital contributions to the registered capital of Target Company before the Delivery Date.

VII.Party B’s Commitments, Representations and Warranties

1.	Party B is legally incorporated and validly existing under the laws of China.
2.	Party B has the legal rights and has obtained all necessary authorizations and approvals to enter into and perform this Agreement.
3.	Party B will complete the delivery of the Transaction of Party B’s Capital Increase in accordance with the Investment Agreement and other transaction documents related

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to the Transaction of Party B’s Capital Increase, so that Party A will obtain 7.273% of Party B’s equity (corresponding to RMB842,377 of Party B’s registered capital).

VIII.Force Majeure

1.

“Force Majeure” means objective circumstances that are uncontrollable by both Parties hereto, unforeseeable, unavoidable or insurmountable, making one Party hereto partially or completely unable to perform this Agreement, including but not limited to earthquakes, typhoons, floods, fires and wars etc.

2.

In the event of force majeure, the affected Party shall take all necessary remedial measures to reduce the loss caused by the force majeure; otherwise the Party shall bear the corresponding responsibility for the enlarged loss.

3.

In the event that this Agreement cannot be performed or cannot be fully performed due to the force majeure, the affected Party shall immediately notify the other Party of the force majeure, and within five Business Days, provide details of the force majeure and valid proof that it cannot perform all or part of this Agreement or needs to extend the performance due to the force majeure. According to the impact of force majeure on the performance of this Agreement, both Parties shall negotiate to decide to exempt all or part of the responsibility for the performance of this Agreement.

IX.Liability for Breach of Contract

1.If either Party fails to perform or cannot fully perform the obligations specified in this Agreement, it shall be liable for compensating for the losses caused to the other Party.

X.Governing Laws and Dispute Settlement

1.The formulation, validity, interpretation, performance, revision and termination of this Agreement shall be governed by China’s laws.

2.Any dispute arising from or in connection with this Agreement shall be settled through friendly negotiation by both Parties. If the dispute cannot be resolved, either Party may submit the dispute to the Hangzhou Arbitration Commission for arbitration.

XI.Effective Date

This Agreement shall take effect from the date when it is validly signed by both Parties or their authorized representatives and Jiaxing Yuanke Yihao Equity Investment Partnership (Limited Partnership) completes the payment of all investment funds in accordance with the Investment Agreement. If Jiaxing Yuanke Yihao Equity Investment Partnership (Limited Partnership) fails to complete the payment of all investment funds in accordance with the Investment Agreement, this Agreement shall not take legal effect from the beginning, either Party hereto has the right to issue a written notice to the other Party to terminate this Agreement, and this Agreement shall be terminated from the date on which the written notice is served on the other Party.

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XII.Miscellaneous

1.Taxes and Fees

All Taxes and Fees arising from the signing and performance of this Agreement shall be handled in accordance with the provisions of laws and regulations; if there are no relevant provisions, they shall be handled on the principle that each Party shall bear its own Taxes and Fees hereunder.

2.Severability

If any clause of this Agreement is invalid or cannot be performed due to the provisions of laws and regulations, or is deemed invalid by a court or any authority having jurisdiction over this Agreement, it shall be deemed that only such clause is invalid, and the remaining clauses shall still be valid and be binding upon both Parties.

3.Transferability

Neither Party may assign this Agreement in part or in whole without the prior written consent of the other Party.

4.Entire agreement

After the signing of this Agreement, the Parties hereto shall enter into a supplementary agreement for the matters that are not covered in the Agreement. The supplementary agreement shall be an integral part of this Agreement and has the same legal effect as this Agreement. If the supplementary agreement is inconsistent with this Agreement, the supplementary agreement shall prevail. If there are multiple supplementary agreements, the supplementary agreement signed at the latest date shall prevail.

5.Headings

The headings in this Agreement are for convenience of reference only and shall not affect in any way the interpretation of this Agreement

6.Copies

This Agreement shall be made in four copies. Party A and Party B shall each hold one copy, the Target Company shall keep one copy, and the rest shall be submitted to the relevant government departments for registration. All copies shall have the same legal effect. In the event of any inconsistency between the stipulations in this Agreement and the stipulations in the documents submitted to the government department for registration, the stipulations in this Agreement shall prevail for matters hereunder between Party A and Party B

(The remainder of this page is intentionally left blank)

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(This page is the signature page for the Equity Transfer Agreement)

Party A: Beijing Duoke Information Technology Co., Ltd.

Seal:

Party B:Hangzhou Jialin Information Technology Co., Ltd.

Seal:

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